Exhibit 99.1

KEYCORP

401(k) SAVINGS PLAN

FINANCIAL STATEMENTS

WITH

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

December 31, 2012

KeyCorp

401(k) Savings Plan

INDEX

Page
Report of Independent Registered Public Accounting Firm

Financial Statements:

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-15

Supplemental Schedule:

Schedule of Assets Held for Investment Purposes at End of Year	16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan

Cleveland, Ohio

We have audited the accompanying Statement of Net Assets Available for Benefits of the KEYCORP 401(k) SAVINGS PLAN as of December 31, 2012 and 2011 and the related Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of KeyCorp 401(k) Savings Plan as of December 31, 2012 and 2011, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying schedule of assets held for investment purposes (at end of year) as of December 31, 2012 is presented for the purposes of additional analysis and is not a required part of the financial statements but is supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ MEADEN & MOORE, LTD.

Certified Public Accountants

June 26, 2013

Cleveland, Ohio

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp

401(k) Savings Plan

	December 31,
	2012	2011
ASSETS
Investments:
KeyCorp common stock (cost $251,479,708 and $320,571,852 at 2012 and 2011, respectively)	$205,329,909	$238,197,696
Interest in mutual funds and collective trusts at fair value	1,237,214,510	1,057,972,556
Plan interest in KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust	24,752,602	—

Total Investments	1,467,297,021	1,296,170,252
Receivables:
Notes receivable from participants	36,163,494	34,127,895
Receivable—Employer contributions	23,191,517	28,170,574
Receivable—Interest and dividends	344,755	293,679
Securities sold, not settled	39,529	23,571

Total Receivables	59,739,295	62,615,719
Cash	642,576	593,411

Total Assets	1,527,678,892	1,359,379,382
LIABILITIES
Securities purchased, not settled	252,706	147,583
Payable—Annual profit sharing excess contributions (Note 10)	2,028,977	—

Total Liabilities	2,281,683	147,583

Net Assets Available for Benefits at Fair Value	1,525,397,209	1,359,231,799
Adjustment from fair value to contract value for fully benefits-responsive investment contracts	(4,167,596)	(3,193,495)

Net Assets Available for Benefits	$1,521,229,613	$1,356,038,304

See accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp

401(k) Savings Plan

	Year Ended December 31,
	2012	2011
Additions to Net Assets Attributed to:
Contributions:
Employer	$72,220,599	$73,730,652
Participants	73,477,072	68,292,611
Rollovers	4,575,289	4,108,709

	150,272,960	146,131,972
Interest on participant notes receivable	1,417,270	1,458,897
Investment Income:
Common stock dividends	4,864,706	3,257,363
Net investment income from mutual funds and collective trusts	16,486,157	14,445,971
Net realized gain (loss) and unrealized appreciation (depreciation)	130,186,918	(97,664,066)
Plan interest in KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust investment income	904,158	—

Total Investment Income (Loss)	152,441,939	(79,960,732)
Deductions from Net Assets Attributed to:
Participant withdrawals	134,346,627	139,967,149
Administrative and other expenses	2,565,256	1,514,003

Total Deductions	136,911,883	141,481,152
Annual profit sharing excess contributions (Note 10)	2,028,977	—

Net Increase (Decrease)	165,191,309	(73,851,015)
Net Assets Available for Benefits:
Beginning of Year	1,356,038,304	1,429,889,319

End of Year	$1,521,229,613	$1,356,038,304

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

1	Description of Plan

The following description of the KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan is comprised of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code) and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code. As of January 1, 2011, the Plan was amended and restated to close the KeyCorp Common Stock Fund to new investments effective January 1, 2012, and make other administrative modifications and changes as required by law or to facilitate the administration of the Plan.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, automatically may be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2012 and 2011, $680,081 and $431,489, respectively, of dividends were paid directly to participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Effective January 1, 2011, the assets of the Plan were transferred from Wilmington Trust Company to Bank of New York Mellon, who became the single Trustee for the Plan.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer) are eligible to participate in the Plan as of their first day of employment with the Employer for purposes of making pre-tax contributions, Plan transfer contributions and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006, or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan.

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code as defined in the Plan agreement.

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 100% of their compensation on a pretax basis to the Plan and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2012 and 2011 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized, employees may contribute up to 100% (2012 and 2011) of their compensation to the Plan.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

1.	Description of Plan, Continued

Employee 401(k) Deferral, Continued:

Commencing January 1, 2010, an automatic enrollment feature was added to the Plan for all new regular full-time and part-time employees of the Employer (Covered Employees). The initial default percentage for Covered Employees is 2% and will increase by 1% at the beginning of each Plan year until the default percentage is 6% for Plan years prior to January 1, 2012, and 10% for Plan years on and after January 1, 2012. No later than 90 days after default elective deferrals are first withheld from a Covered Employee’s pay, the Covered Employee may request a distribution of his or her default elective deferrals.

Employer Matching Contributions:

After satisfying the eligibility requirements, Key matches up to the first 6% of the participant’s contributions to the Plan. Default elective deferrals will be eligible for matching contributions after the Covered Employee satisfies the Eligibility Requirements for receiving a matching contribution. Effective January 1, 2010, participants have the right to immediately diversify all matching contributions and regular profit sharing contributions that are allocated to the participant’s account. Prior to January 1, 2012, matching contributions were invested in the KeyCorp Common Stock Fund. Commencing for Plan years on and after January 1, 2012, the KeyCorp Common Stock Fund was closed to new investments and matching contributions became subject to the investment direction of the participant.

Effective for Plan years commencing on or after January 1, 2013, the Employer Matching Contribution for each participant will be based on the participant’s eligible annual compensation.

Employer Discretionary Contributions:

Key may also make additional contributions as approved by the Board of Directors. Commencing January 1, 2010 and thereafter, profit sharing contributions may be made, allocated, and credited to the accounts of participants employed on the last day of the Plan year as a flat percentage of eligible compensation for the participants entitled to receive an allocation, based on the further terms and conditions set forth in the Plan. For Plan years beginning on and after January 1, 2012, participants will be able to share in profit sharing contributions for the applicable year if the participant experienced a Termination Under Limited Circumstances, as defined by the Plan, during the Plan year. Key contributed a 2.4% profit sharing allocation for 2012 and a 3% profit sharing allocation for 2011 for eligible employees on the last business day of the respective Plan year.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

Participant’s Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer matching contributions, employer discretionary contributions, and earnings and losses thereon.

Vesting:

All participants are 100% vested in elective deferrals and rollover contributions made to the Plan. Participants are 100% vested in Key matching contributions in years in which the Safe Harbor provisions of Section 401(k)(12) of the Code are not utilized after three years of service. Contributions subject to the Safe Harbor provisions of Section 401(k)(12) are 100% vested. Participants are 100% vested in Key discretionary contributions after three years of service.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

1	Description of Plan, Continued

Forfeitures:

Under the terms of the Plan, forfeited nonvested participant amounts may be used to pay Plan administrative expenses and to offset Employer contributions to the Plan. At December 31, 2012 and 2011, the Plan’s investments included $796,955 and $336,923 of Plan forfeitures. Plan forfeitures were not used to pay Plan administrative expenses or offset Employer contributions to the Plan in 2012 or 2011.

Notes Receivable from Participants:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed 5 years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as Prime plus 1.

Loans to Plan participants are valued at their unpaid principal balance plus accrued but unpaid interest, which approximates fair value.

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e., attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested account balance in cash, or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly, quarterly or annual installment payment.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contribution in any of the investment options offered by the Plan.

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Investment Valuation, Continued:

KeyCorp Common Stock

Closing market price as quoted on the New York Stock Exchange as of December 31, 2012 and December 31, 2011. The closing market price of KeyCorp’s Common Stock at December 31, 2012 and December 31, 2011 was $8.42 and $7.69, respectively.

Mutual Funds

Closing market price as quoted per a third-party valuation service as of December 31, 2012 and December 31, 2011.

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from a third-party valuation service.

KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust (Master Trust)

Market values of units held in the Master Trust are determined daily by the trustee of the Master Trust based on reported redemption values received from a third-party valuation service.

Fully Benefit-Responsive Investment Contracts

As described in the accounting guidance applicable to reporting of fully benefit-responsive investment contracts held by certain investment companies subject to the AICPA Investment Company Guide and defined-contribution health and welfare and pension plans, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the applicable accounting guidance, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The fair value is based on various valuation approaches dependent on the underlying investments of the contract.

The change in the difference between fair value (contract value for fully benefit-responsive investment contracts) and the cost of investments is reflected in the Statements of Changes in Net Assets Available for Benefits as a component of net realized gain (loss) and unrealized appreciation (depreciation).

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sales of KeyCorp Common Stock are based on the specific cost of units sold. Gains or losses on sales of mutual funds, collective trust funds, and the Master Trust are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

2.	Summary of Significant Accounting Policies, Continued

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

Fair Value Measurement:

Accounting guidance defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. In other words, fair value represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued based on the principal market where each would be sold. The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market (i.e., the market where the asset could be sold at a price that maximizes the amount to be received).

There are three acceptable techniques for measuring fair value: the market approach, the income approach, and the cost approach. The appropriate technique for valuing a particular asset depends on the exit market, the nature of the asset being valued, and how a market participant would value the same asset. Ultimately, selecting the appropriate valuation method requires significant judgment, and applying the valuation technique requires sufficient knowledge and expertise.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset. Inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset. Unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets classified as Level 2 are based on one or a combination of the following factors: (a) quoted market prices for similar assets in active markets; (b) quoted prices for identical or similar assets in inactive markets; (c) observable inputs, such as interest rates or yield curves; or (d) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset. Assets may transfer between levels based on the observable and unobservable inputs used at the valuation date, as the inputs may be influenced by certain market conditions.

Typically, assets are considered to be fair valued on a recurring basis if fair value is measured regularly. Additional information regarding fair value measurements and disclosures is provided in Note 6 (“Fair Value Measurements”).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

Plan Termination:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock and interests in mutual funds, collective trusts (including fully benefit-responsive investment contracts), and the KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust. These investments are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Subsequent Events:

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements (Note 10).

Recent Accounting Pronouncements:

In May 2011, the FASB issued accounting guidance that changed the wording used to describe many of the current accounting requirements for measuring fair value and disclosing information about fair value measurements. This accounting guidance clarified the FASB’s intent about the application of existing fair value measurement requirements. It was effective for interim and annual periods beginning on or after December 15, 2011 (effective January 1, 2012, for the Plan). The adoption of this guidance did not have a material effect on the Plan’s financial statements.

3	Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated May 16, 2008, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan has been amended since receiving the determination letter. However, the Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. The Plan administrator has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2012, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, currently no audits for any tax periods are in progress. The Plan administrator believes that the Plan is no longer subject to income tax examinations for years prior to 2009.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

4	Collective Trust Fund with Fully Benefit-Responsive Investment Contracts

The Plan’s investment in the KeyBank EB Magic Fund (Fund) as of December 31, 2012 and 2011 principally consists of fully benefit-responsive synthetic guaranteed investment contracts (GICs). At December 31, 2012, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $120,198,071 and contract value of $116,030,475. At December 31, 2011, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $124,561,121 and contract value of $121,367,626. The GIC investments held by the Fund represent arrangements, which guarantee a stated interest rate for the term of the contracts.

Traditional GICs are unsecured, general obligations of insurance companies. The obligation is backed by the general account assets of the insurance company that writes the investment contract. The interest crediting rate on the contract is typically fixed for the life of the investment. Separate account GICs are investments in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC’s return. The credited rate on this product will reset periodically and it will have an interest rate of not less than 0%.

General fixed maturity synthetic GICs consist of an asset or collection of assets that are owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate of the contract is set at the start of the contract and typically resets every quarter. The initial crediting rate for the contract is established based on the market interest rates at the time the initial asset is purchased and it will have an interest crediting rate of not less than 0%.

Constant duration synthetic GICs consist of a portfolio of securities owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate on a constant duration synthetic GIC resets every quarter based on the book value of the contract, the market yield of the underlying assets, the market value of the underlying assets and the average duration of the underlying assets. The initial crediting rate for the contract is established based on the market interest rates at the time the underlying portfolio is first put together and it will have an interest crediting rate of not less than 0%.

The average market yield of the KeyBank EB Magic Fund for 2012 and 2011 was 2.12% and 2.18%, respectively. This yield is calculated based on actual investment income from the underlying investments for the last month of the year, annualized and divided by the fair value of the investment portfolio on the respective balance sheet date. The average yield of the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund was 2.09% and 2.15% for 2012 and 2011, respectively.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

5	Investments

During the years ended December 31, 2012 and 2011, the Plan’s investments (including realized gains and losses on investments held for any portion of the Plan year) appreciated (depreciated) in fair market value (contract value for fully benefit-responsive investment contracts) by the net amount of $130,186,918 and $(97,664,066), respectively as follows:

	December 31,
	2012	2011
Net appreciation (depreciation) in fair value (contract value for fully benefit-responsive investment contracts) during the year:
KeyCorp Common Stock Fund	$20,453,255	$(34,731,040)
American Growth Fund of America	10,119,955	(6,461,644)
BlackRock LifePath Index 2015 NL CIT Fund	1,131,403	138,144
BlackRock LifePath Index 2020 NL CIT Fund	1,959,120	75,228
BlackRock LifePath Index 2025 NL CIT Fund	1,846,737	38,023
BlackRock LifePath Index 2030 NL CIT Fund	1,781,904	(154,400)
BlackRock LifePath Index 2035 NL CIT Fund	1,439,406	(95,459)
BlackRock LifePath Index 2040 NL CIT Fund	1,145,897	(43,423)
BlackRock LifePath Index 2045 NL CIT Fund	782,641	(115,351)
BlackRock LifePath Index 2050 NL CIT Fund	653,827	(131,743)
BlackRock LifePath Index 2055 NL CIT Fund	319,766	(69,186)
BlackRock LifePath Index Retirement NL CIT Fund	317,448	170,305
Dodge & Cox International Stock Fund	12,766,160	(16,404,863)
Federated Government Obligations Fund	—	(360,708)
Harding Loevner International Equity Collective Fund	172,796	—
Jennison Large Cap Growth Equity Fund	6,186,245	—
KeyBank EB MaGIC Fund	2,604,154	2,289,586
Lord Abbett Developing Growth Fund	342,434	—
Lord Abbett Small Cap Growth Fund	2,405,756	(361,901)
PIMCO Total Return Fund	5,145,533	(71,491)
Robeco Large Cap Value Equity Fund	6,173,529	—
Vanguard Total Bond Market Index Fund	413,246	682,622
Vanguard Developed Markets Index Fund	6,992,213	(6,227,452)
Vanguard Extended Market Index Fund	8,828,768	(2,435,147)
Vanguard Inflation Protected Securities Inst Fund	795,945	880,667
Vanguard Institutional Index Fund	15,593,276	(592,822)
Victory Balanced Fund	—	1,824,193
Victory Core Bond Fund	—	(546,576)
Victory Institutional Diversified Stock Fund	12,487,962	(9,491,727)
Victory Investment Grade Convertible Fund	416,390	(978,151)
Victory Small Company Opportunity Fund	5,068,256	383,102
Victory Special Value Fund	2,793,766	(7,758,124)
Victory Value Fund	(950,870)	(17,114,728)

	$130,186,918	$(97,664,066)

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

5	Investments, Continued

The Plan’s funds are invested in the various investments, including the KeyCorp Common Stock Fund, interests in mutual funds and collective trusts, through Bank of New York Mellon. Investments that constitute more than 5% of the Plan’s net assets are:

	2012	2011
KeyCorp Common Stock Fund	$205,329,909	$238,197,696
American Growth Fund of America	NA	$104,347,788
Dodge & Cox International Stock Fund	$83,013,823	$71,101,083
Federated Government Obligations Fund	$77,140,165	$83,008,847
Jennison Large Cap Growth Equity Fund	$107,689,324	NA
KeyBank EB Magic Fund	$120,198,071	$124,561,121
PIMCO Total Return Fund	$109,337,039	$82,177,336
Vanguard Extended Market Index Fund	$81,920,937	NA
Vanguard Institutional Index Fund	$162,471,503	$102,495,835
Victory Institutional Diversified Stock Fund	$88,278,766	$88,330,276
Victory Value Fund	NA	$78,809,889

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

6	Fair Value Measurements

The following is a description of the valuation methodologies used to measure fair value of assets held in the Plan:

KeyCorp Common Stock. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1.

Mutual Funds, Collective Trust Funds, and Money Market Funds. Investments in mutual funds, collective trust funds, and money market funds are valued at their closing net asset value. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1. Because net asset values for the collective trust funds and money market funds are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

The investment strategies for the collective trust funds are varied, and they may invest directly and indirectly in a broad range of equities, debt and derivative instruments with the objective of mirroring or exceeding the total return of certain market indices. Strategies may vary based on expected directional movements in the financial markets, market capitalization and other strategies. Participant transactions (purchases and sales) occur daily. However, in high volume liquidation demand periods, the Trustee may, at their discretion, delay liquidation requests so that it is in the best interest of all participants in the fund.

Plan assets are measured at fair value on a recurring basis in accordance with U.S. generally accepted accounting principles. The following tables present the Plan’s assets measured at fair value on a recurring basis at December 31, 2012 and 2011. The following table does not include the Plan’s interest in the Master Trust because that information is presented in a separate table (See Note 7).

December 31, 2012	Level 1	Level 2	Level 3	Total
Common Stock — U.S.	$205,329,909	—	—	$205,329,909
Mutual Funds:
U.S. equity	409,404,685	—	—	409,404,685
International equity	151,901,849	—	—	151,901,849
Fixed income	146,874,902	—	—	146,874,902
Collective Trust Funds:
U.S. equity	—	$178,237,098	—	178,237,098
International equity	—	2,017,570	—	2,017,570
Target maturity	—	145,973,186	—	145,973,186
Guaranteed investment contract	—	120,198,071	—	120,198,071
Money Market Funds	—	82,607,149	—	82,607,149

	$913,511,345	$529,033,074	—	$1,442,544,419

December 31, 2011	Level 1	Level 2	Level 3	Total
Common Stock — U.S.	$238,197,696	—	—	$238,197,696
Mutual Funds:
U.S. equity	518,521,741	—	—	518,521,741
International equity	111,219,163	—	—	111,219,163
Fixed income	128,951,620	—	—	128,951,620
Hybrid	10,904,988	—	—	10,904,988
Collective Trust Funds:
U.S. equity	—	$24,525,081	—	24,525,081
Target maturity	—	47,355,570	—	47,355,570
Guaranteed investment contract	—	124,561,121	—	124,561,121
Money Market Funds	—	91,933,272	—	91,933,272

	$1,007,795,208	$288,375,044	—	$1,296,170,252

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

7	Interest in Master Trust

A portion of the Plan’s investments are in the KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust, which was established in 2012 for the investment of assets of the Plan and the KeyCorp Cash Balance Pension Plan. Each participating retirement plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by The Bank of New York Mellon (Trustee). At December 31, 2012, the Plan’s interest in the net assets of the Master Trust was approximately 17%. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based on the relationship of the interest of each plan to the total interests of the participating plans.

The following table presents the fair values of the assets, including investments, of the Master Trust.

December 31, 2012
PIMCO Diversified Real Asset Strategy Separate Account	$142,931,300

Total KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust	$142,931,300

Plan interest in KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust	$24,752,602

Investment income for the Master Trust for the year ended December 31, 2012, is as follows:

December 31, 2012
Net appreciation in fair value of investments:
PIMCO Diversified Real Asset Strategy Separate Account	$5,580,202

All of the investments of the Master Trust are presented in the following table and are valued at fair value (see Note 6). Investments in separately managed accounts are valued at their closing net asset value. Because net asset values for the separately managed accounts are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

The PIMCO Diversified Real Asset Strategy Separate Account is an actively managed portfolio designed to provide strategic exposure to three core real assets: Treasury Inflation-Protected Securities, commodities and real estate.

December 31, 2012	Level 1	Level 2	Level 3	Total
PIMCO Diversified Real Asset Strategy Separate Account	$—	$142,931,300	$—	$142,931,300

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

8	Party-in-Interest Transactions

During 2012 and 2011, the Plan received $4,864,706 and $3,257,363, respectively, in KeyCorp common stock dividends. The Plan’s investments in mutual funds and collective trusts received $16,486,157 and $14,445,971 in investment income and capital gains distributions in 2012 and 2011, respectively. Victory Capital Management Inc., an affiliate of KeyCorp, serves as an investment advisor to many of the Plan’s investment funds.

During the year ended December 31, 2012, 483,058 shares of common stock of KeyCorp were purchased by the Plan for $3,838,620 and 6,704,929 shares of common stock of KeyCorp were sold by the Plan for $54,195,744. During the year ended December 31, 2011, 13,189,841 shares of common stock of KeyCorp were purchased by the Plan for $101,723,031 and 12,641,244 shares of common stock of KeyCorp were sold by the Plan for $97,228,406.

9	Legal Proceedings

Metyk litigation. Two putative class actions were filed on September 21, 2010, in the United States District Court for the Northern District of Ohio (the “Northern District of Ohio”). The plaintiffs in these cases sought to represent a class of all participants in the 401(k) Savings Plan and alleged that the defendants in the lawsuit breached fiduciary duties owed to them under ERISA. These two putative class action lawsuits were substantively consolidated with each other in a proceeding styled Thomas Metyk, et al. v. KeyCorp, et al. (“Metyk”). A substantially similar class action, Taylor v. KeyCorp, et al., was dismissed from the Northern District of Ohio on August 12, 2010. This dismissal was affirmed by the United States Court of Appeals for the Sixth Circuit on May 25, 2012. On January 29, 2013, the Northern District of Ohio entered its order granting the defendants’ motion to dismiss the plaintiffs’ consolidated complaint for failure to state a claim and entered its final judgment terminating the Metyk proceeding. On February 19, 2013, plaintiffs filed a motion to set aside the final judgment and to permit the plaintiffs to file an amended complaint. On April 30, 2013, the court denied the motion to set aside the final judgment. The plaintiffs filed their notice of appeal with the United States Court of Appeals for the Sixth Circuit on May 6, 2013.

10	Subsequent Event

During the first quarter of 2013, it was discovered that certain participants received annual profit sharing contributions related to the 2010 and 2011 Plan years that exceeded the amount to which they were entitled based upon Plan terms. The Plan calculates annual profit sharing contributions based on eligible compensation earned after the participant has completed one year of service. It was discovered that for the 2010 and 2011 Plan years some participants received contributions based on compensation earned for the entire year, not compensation earned for the period after the participant completed one year of service, resulting in excess contributions paid to the affected participants. The participants’ accounts were corrected in February 2013 for these excess contributions and any related gain or loss. The total of the excess contributions for 2010 and 2011 was $2,028,977 and is recorded as a liability at December 31, 2012. This amount was recovered from participants’ accounts and used to offset the 2012 annual profit sharing contribution that was paid in February 2013.

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR

Form 5500, Schedule H, Part IV, Line 4i

KeyCorp

401(k) Savings Plan

EIN 34-6542451

Plan Number 002

December 31, 2012

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	( c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value
	KeyCorp Common Stock Fund
*	KeyCorp Common Stock	Common Stock		$205,329,909
	Collective U.S. Government STIF	Money Market Fund		1,961,664

	Total KeyCorp Common Stock Fund			207,291,573
	BlackRock LifePath Index 2015 NL CIT Fund	Target Maturity Fund		15,562,128
	BlackRock LifePath Index 2020 NL CIT Fund	Target Maturity Fund		27,904,021
	BlackRock LifePath Index 2025 NL CIT Fund	Target Maturity Fund		24,873,603
	BlackRock LifePath Index 2030 NL CIT Fund	Target Maturity Fund		21,805,821
	BlackRock LifePath Index 2035 NL CIT Fund	Target Maturity Fund		17,724,226
	BlackRock LifePath Index 2040 NL CIT Fund	Target Maturity Fund		13,099,836
	BlackRock LifePath Index 2045 NL CIT Fund	Target Maturity Fund		8,560,505
	BlackRock LifePath Index 2050 NL CIT Fund	Target Maturity Fund		6,818,012
	BlackRock LifePath Index 2055 NL CIT Fund	Target Maturity Fund		3,489,134
	BlackRock LifePath Index Retirement NL CIT Fund	Target Maturity Fund		6,135,900
	Dodge & Cox International Stock Fund	International Fund		83,013,823
	Federated Government Obligations Fund	Money Market Fund		77,140,165
	Harding Loevner International Equity Collective Fund	International Fund		2,017,570
	Jennison Large Cap Growth Equity Fund	Large U.S. Equity Fund		107,689,324
* ^^	KeyBank EB MaGIC Fund	Stable Value Fund		116,030,475
	Lord Abbett Developing Growth Fund	Small Cap Stock Fund		29,698,806
	PIMCO Total Return Fund	Fixed Income Fund		109,337,039
	Robeco Large Cap Value Equity Fund	Large U.S. Equity Fund		70,547,774
	Vanguard Total Bond Market Index Fund	Fixed Income Fund		37,537,863
	Vanguard Extended Market Index Fund	Mid U.S Equity Fund		81,920,937
	Vanguard Institutional Index Fund	Large U.S. Equity Fund		162,471,503
	Vanguard Developed Markets Index Fund	International Fund		68,888,026
*	Victory Institutional Diversified Stock Fund	Large U.S. Equity Fund		88,278,766
*	Victory Small Company Opportunity Fund	Small U.S. Equity Fund		47,034,673
	BNY Mellon Cash Reserve .010% 12/31/2049	Money Market Fund		127,487
	Collective U.S. Government STIF	Money Market Fund		3,377,833
	Plan interest in KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust	Master Trust		24,752,602

	Total assets held for investment purposes			1,463,129,425
*	Participant loans (interest rates from 4.25% to 10.50% with various maturities)			36,163,494

	Total assets held for investment purposes			$1,499,292,919

*	Party-in-interest to the Plan.
^^	Amount reported at contract value.